         Exhibit 99.1

STONE ENERGY CORPORATION
Announces NYSE Notice of Non-Compliance
LAFAYETTE, LA. May 20, 2016

Stone Energy Corporation (NYSE: SGY) today announced the receipt of formal notice of non-compliance with the New York Stock Exchange (“NYSE”) market capitalization listing standard. On May 17, 2016, we were notified by the NYSE that our average global market capitalization has been less than $50 million over a consecutive 30 trading-day period at the same time that our stockholders’ equity is less than $50 million, which is non-compliant with Section 802.01B of the NYSE Listed Company Manual. Under the NYSE's rules, we have 10 business days from receipt of the notification to submit a letter confirming that we will submit a plan that demonstrates our ability to regain compliance within 18 months. Thereafter, we will have 45 calendar days following our confirmation letter to the NYSE to submit such plan.

Forward Looking Statements
Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, including risks relating to our bank credit facility, our outstanding notes and any restructuring thereof, and our ability to continue as a going concern, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.
Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico and Appalachian basins. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.